Contact:
Bradford Peppard
Chief Financial Officer
408-340-2510
brad.peppard@rmkr.com

Investor Relations Contact:
Jeffrey Waters
Director of Investor Relations
410-294-6802
jeffrey.waters@rmkr.com
Rainmaker Systems, Inc. to File Form 12b-25
with Securities and Exchange Commission

CAMPBELL, Calif. – November 12, 2013 -- Rainmaker Systems, Inc. (“Rainmaker” or the “Company”) (OTCQX: RMKR), a provider of B2B e-Commerce solutions and services, today announced that it will file a Form 12b-25 Notification of Late Filing with the U.S. Securities and Exchange Commission (SEC) with regard to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. Accordingly, the announcement of Rainmaker’s financial results for the three and nine months ended September 30, 2013 and the investor conference call scheduled for today have been postponed.

The Company has not yet completed its financial statements for the quarter ended September 30, 2013, due to an ongoing internal review of a possible overstatement in the Company’s credit card receivables balance. Although the review is ongoing, the Company presently believes that the apparent overstatement in the credit card receivables balance is approximately $500,000 and likely relates to one or more fiscal quarters prior to 2013. The Company hopes to complete the work necessary for it to file its Form 10-Q for the fiscal quarter ended September 30, 2013 by November 19, 2013, which will be the end of the 5-day extension period provided by Rule 12b-25. However, because the review is still ongoing, the Company may be unable to file its Form 10-Q within such prescribed time period.
About Rainmaker Systems, Inc.

Rainmaker Systems is a B2B e-Commerce company that helps organizations of all sizes, ranging from Fortune 500 enterprises to small-to-medium-sized businesses, create new revenue streams from segments of their customer base that extend beyond traditional sales team capabilities. With its unique approach, Rainmaker Systems delivers proprietary cloud-based e-Commerce technology, global and localized sales-assist agents, and best-practice sales and marketing expertise, allowing customers to discover and monetize untapped revenue opportunities.

Rainmaker trades in the U.S. on OTCQX under the symbol "RMKR."

Safe Harbor Statement
This press release may contain forward-looking statements regarding future events. These forward-looking statements are based on information available to Rainmaker as of this date and the Company assumes no obligation to update any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from current expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements in this press release are the timing and results of the Company’s internal review of the apparent overstatement in its credit card receivables balance, potential adjustments to the Company's financial statements, the potential impact of any such adjustments on the Company's previously reported results of operations, including its previously reported net loss, and the timing and results of the Company's evaluation of its internal control over financial reporting relating to the potential adjustments. All of the forward-looking statements made in this press release are qualified by the above cautionary statements and other factors detailed the Company's filings with the Securities and Exchange Commission (SEC), including our filings on forms 10-K and 10-Q.

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